Exhibit 99
Red Lobster Olive Garden LongHorn Steakhouse The Capital Grille
Bahama Breeze Seasons 52 Eddie V's Yard House
www.darden.com

NEWS/INFORMATION
Corporate Relations
P.O. Box 695011
Orlando, FL 32869-5011

FOR RELEASE	Contacts:
March 21, 2014	(Analysts) Matthew Stroud	(407) 245-6458
7:00 AM ET	(Media) Bob McAdam	(407) 245-5366

DARDEN RESTAURANTS REPORTS THIRD QUARTER DILUTED NET EARNINGS PER SHARE; DECLARES ITS QUARTERLY DIVIDEND; AND AFFIRMS DILUTED NET EARNINGS PER SHARE OUTLOOK FOR THE FULL FISCAL YEAR

ORLANDO, FL, Mar 21 - Darden Restaurants, Inc. (NYSE: DRI) today reported diluted net earnings per share and sales for the third quarter ended February 23, 2014.

Headlines for the quarter include:

•
Third quarter diluted net earnings per share from continuing operations were 82 cents, a 19.6% decrease from the $1.02 per diluted share in the third quarter of last year. Net earnings from continuing operations in this year’s third quarter were $109.5 million, which compares to net earnings from continuing operations of $134.5 million in the third quarter last year.

•
The Company estimates that diluted net earnings per share for the third quarter were adversely affected by approximately thirteen cents in total by two factors, with: (1) approximately seven cents due to lower sales and higher direct costs associated with more severe winter weather than last year and (2) approximately six cents due to legal, financial advisory and other costs related to implementation of the strategic action plan Darden announced in December 2013.

•
Third quarter total sales from continuing operations were $2.23 billion, a 1.1% decline from the $2.26 billion generated in the third quarter of last year. The decline reflects a blended same-restaurant sales decline of 5.6% for Olive Garden, Red Lobster and LongHorn Steakhouse and a same restaurant-sales decline of 0.7% for the Company’s Specialty Restaurant Group partially offset by the operation of 83 net new restaurants compared to the third quarter last year.

•
The Company’s effective tax rate for the third quarter of fiscal 2014 was 9.7% compared to 22.3% for the comparable prior year period due primarily to lower earnings and the timing of certain tax benefits associated with an employee benefit plan.

•
In the third quarter, U.S. same-restaurant sales increased 0.3% at LongHorn Steakhouse, declined 5.4% at Olive Garden, declined 8.8% at Red Lobster and declined 0.7% at the Specialty Restaurant Group. These results include the adverse effect of the more severe winter weather (approximately 160 basis points) and the adverse effect of a shift in the Thanksgiving holiday week (approximately 100 basis points). Excluding these impacts, same-restaurant sales for the third quarter would have been up approximately 2.9% at LongHorn Steakhouse, down approximately 2.8% at Olive Garden, down approximately 6.2% at Red Lobster and up approximately 1.9% at the Specialty Restaurant Group.

•
The Company affirmed its current projection for diluted net earnings per share for fiscal year 2014 to decline between 15% and 20% compared to fiscal year 2013, excluding any costs incurred in the third and fourth quarters in connection with the implementation of the strategic action plan announced in December.

•	Darden’s Board of Directors also declared a quarterly dividend of 55 cents per share.

Operating Headlines

OLIVE GARDEN’S third quarter sales of $929 million were 3.4% lower than the prior year due to its U.S. same-restaurant sales decline of 5.4% partially offset by revenue from 18 net new restaurants. For the quarter, on a percentage of sales basis, restaurant expenses and depreciation and amortization expenses were higher. This resulted in a decline for the quarter in both operating profit and operating profit as a percentage of sales.

RED LOBSTER’S third quarter sales of $611 million were 8.7% lower than the prior year, which reflected its U.S. same-restaurant sales decline of 8.8% partially offset by one net new restaurant. For the quarter, on a percentage of sales basis, food and beverage expenses, restaurant labor expenses, restaurant expenses, and depreciation and amortization expenses were higher compared to the third quarter of last year, while selling, general and administrative expenses were lower. The net result is that operating profit and operating profit as a percentage of sales were below last year.

LONGHORN STEAKHOUSE’S third quarter sales of $363 million were 9.1% higher than the prior year, driven by revenue from 37 net new restaurants and its U.S. same-restaurant sales increase of 0.3%. For the quarter, on a percentage of sales basis, food and beverage expenses and restaurant labor expenses were lower and restaurant expenses and selling, general and administrative expenses were higher. This resulted in an increase for the quarter in operating profit and a decline in operating profit as a percentage of sales.

THE SPECIALTY RESTAURANT GROUP’S third quarter sales of $320 million were 11.6% higher than the prior year, driven by same-restaurant sales increases of 0.8% at Bahama Breeze and 0.1% at The Capital Grille offset by same-restaurant sales declines of 0.1% at Yard House, 2.9% at Eddie V’s and 4.4% at Seasons 52. Sales growth for the Group also reflected revenue from five new restaurants at The Capital Grille, four at Bahama Breeze, ten at Seasons 52, two at Eddie V’s and five at Yard House.

Fiscal 2014 December, January and February U.S. Same-Restaurant Sales Results
Darden reported U.S. same-restaurant sales for the fiscal months of December, January and February as follows:

Olive Garden	December	January	February
Same-Restaurant Sales	-10.5%	-2.0%	-2.6%
Same-Restaurant Traffic	-12.9%	-4.6%	-4.9%
Pricing	1.7%	1.8%	1.7%
Menu-mix	0.7%	0.8%	0.6%

Red Lobster	December	January	February
Same-Restaurant Sales	-10.2%	-12.2%	-4.5%
Same-Restaurant Traffic	-12.3%	-18.7%	-11.9%
Pricing	1.7%	1.8%	1.7%
Menu-mix	0.4%	4.7%	5.8%

LongHorn Steakhouse	December	January	February
Same-Restaurant Sales	-3.0%	2.1%	2.2%
Same-Restaurant Traffic	-5.2%	0.7%	-0.4%
Pricing	2.3%	2.4%	2.7%
Menu-mix	-0.1%	-1.0%	-0.1%
Note: Fiscal December same-restaurant sales results were adversely affected by approximately 270 basis points due to the Thanksgiving week shifting from fiscal November last year into fiscal December this year. The Company estimates that winter weather adversely affected same-restaurant sales results by approximately 140 basis points in fiscal December, 190 basis points in fiscal January and 170 basis points in fiscal February.

Other Actions

Darden’s Board of Directors declared a quarterly cash dividend of 55 cents per share on the Company’s outstanding common stock. The dividend is payable on May 5, 2014 to shareholders of record at the close of business on April 10, 2014.

Fiscal 2014 Financial Outlook

Darden reaffirmed its previous earnings outlook for fiscal year 2014 due largely to greater than anticipated progress in implementing its cost management initiatives which helped to offset the impact of the more severe winter weather and other topline challenges in the third quarter. Consistent with the expectations it provided in December and early March, Darden expects diluted net earnings per share for fiscal year 2014 to decline between 15% and 20% compared to fiscal 2013. These expectations reflect the Company’s projection that U.S. same-restaurant sales results for the full fiscal year will be -5.5% to -6.5% for Red Lobster, -2.5% to -3.5% for Olive Garden and +2.0% to +3.0% for LongHorn Steakhouse. Current earnings expectations for the year also reflect the opening of approximately 70 net new restaurants, the net impact of the support expense reduction action announced in September 2013, as well as the legal, financial advisory and other costs incurred in the second quarter in connection with the strategic action plan announced in December 2013. The earnings forecast for fiscal year 2014 does not include costs the

Company incurred in the third quarter or is likely to incur in the fourth quarter in connection with the separation of Red Lobster and other strategic actions announced in December.

Darden Restaurants, Inc., (NYSE: DRI), the world’s largest full-service restaurant company, owns and operates more than 2,100 restaurants that generate over $8.5 billion in annual sales. Headquartered in Orlando, Fla., and employing more than 200,000 people, Darden is recognized for a culture that rewards caring for and responding to people. In 2014, Darden was named to the FORTUNE “100 Best Companies to Work For” list for the fourth year in a row. Our restaurant brands - Red Lobster, Olive Garden, LongHorn Steakhouse, Bahama Breeze, Seasons 52, The Capital Grille, Eddie V’s and Yard House - reflect the rich diversity of those who dine with us. Our brands are built on deep insights into what our guests want. For more information, please visit www.darden.com.
Forward-looking statements in this news release regarding our expected earnings per share and U.S. same-restaurant sales for the fiscal year, new restaurant growth and all other statements that are not historical facts, including without limitation statements concerning our future economic performance, plans or objectives, are made under the Safe Harbor provisions of the Private Securities Litigation Reform Act of 1995.  Any forward-looking statements speak only as of the date on which such statements are made, and we undertake no obligation to update such statements to reflect events or circumstances arising after such date. We wish to caution investors not to place undue reliance on any such forward-looking statements.  By their nature, forward-looking statements involve risks and uncertainties that could cause actual results to materially differ from those anticipated in the statements. The most significant of these uncertainties are described in Darden's Form 10-K, Form 10-Q and Form 8-K reports (including all amendments to those reports). These risks and uncertainties include the ability to achieve the strategic plan to enhance shareholder value including the separation of Red Lobster, the high costs in connection with a spin-off which may not be recouped if the spin-off is not consummated, food safety and food-borne illness concerns, litigation, unfavorable publicity, risks relating to public policy changes and federal, state and local regulation of our business including health care reform, labor and insurance costs, technology failures, failure to execute a business continuity plan following a disaster, health concerns including virus outbreaks, intense competition, failure to drive sales growth, failure to successfully integrate the Yard House business and the additional indebtedness incurred to finance the Yard House acquisition, our plans to expand our smaller brands Bahama Breeze, Seasons 52 and Eddie V’s, a lack of suitable new restaurant locations, higher-than-anticipated costs to open, close, relocate or remodel restaurants, a failure to execute innovative marketing tactics and increased advertising and marketing costs, a failure to develop and recruit effective leaders, a failure to address cost pressures, shortages or interruptions in the delivery of food and other products, adverse weather conditions and natural disasters, volatility in the market value of derivatives, economic factors specific to the restaurant industry and general macroeconomic factors including unemployment and interest rates, disruptions in the financial markets, risks of doing business with franchisees and vendors in foreign markets, failure to protect our service marks or other intellectual property, impairment in the carrying value of our goodwill or other intangible assets, a failure of our internal controls over financial reporting, or changes in accounting standards, an inability or failure to manage the accelerated impact of social media and other factors and uncertainties discussed from time to time in reports filed by Darden with the Securities and Exchange Commission.

DARDEN RESTAURANTS, INC.
NUMBER OF COMPANY-OWNED RESTAURANTS

02/23/14		02/24/13
679	Red Lobster USA	678
27	Red Lobster Canada	27
706	Total Red Lobster	705
830	Olive Garden USA	812
6	Olive Garden Canada	6
836	Total Olive Garden	818
453	LongHorn Steakhouse	416
53	The Capital Grille	48
37	Bahama Breeze	33
38	Seasons 52	28
13	Eddie V's	11
48	Yard House	43
6	Other	5
2,190	Total Restaurants	2,107

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF EARNINGS
(In millions, except per share data)
(Unaudited)

	Three Months Ended		Nine Months Ended
	2/23/2014	2/24/2013	2/23/2014	2/24/2013
Sales	$2,233.1	$2,258.2	$6,441.5	$6,253.0
Costs and expenses:
Cost of sales:
Food and beverage	697.2	695.1	1,999.0	1,921.5
Restaurant labor	702.9	709.0	2,069.8	1,971.5
Restaurant expenses	360.8	348.2	1,063.5	977.8
Total cost of sales (1)	$1,760.9	$1,752.3	$5,132.3	$4,870.8
Selling, general and administrative	209.3	199.8	660.5	634.1
Depreciation and amortization	108.5	101.0	321.9	292.8
Interest, net	33.1	31.9	98.7	92.7
Total costs and expenses	$2,111.8	$2,085.0	$6,213.4	$5,890.4
Earnings before income taxes	121.3	173.2	228.1	362.6
Income taxes	11.8	38.7	28.5	83.3
Earnings from continuing operations	$109.5	$134.5	$199.6	$279.3
Earnings (losses) from discontinued operations, net of tax expense (benefit) of $0.1, $(0.2), $0.0 and $(0.4), respectively	0.2	(0.1)	0.1	(0.5)
Net earnings	$109.7	$134.4	$199.7	$278.8
Basic net earnings per share:
Earnings from continuing operations	$0.83	$1.04	$1.53	$2.17
Earnings (losses) from discontinued operations	0.01	—	—	—
Net earnings	$0.84	$1.04	$1.53	$2.17
Diluted net earnings per share:
Earnings from continuing operations	$0.82	$1.02	$1.50	$2.13
Earnings (losses) from discontinued operations	—	—	—	(0.01)
Net earnings	$0.82	$1.02	$1.50	$2.12
Average number of common shares outstanding:
Basic	131.3	129.3	130.7	128.7
Diluted	133.4	131.5	132.9	131.4

(1) Excludes restaurant depreciation and amortization as follows:	$103.0	$95.8	$305.6	$277.2

DARDEN RESTAURANTS, INC.
CONSOLIDATED BALANCE SHEETS
(In millions)

	2/23/2014	5/26/2013
	(Unaudited)
ASSETS
Current assets:
Cash and cash equivalents	$127.0	$88.2
Receivables, net	69.0	85.4
Inventories	461.0	356.9
Prepaid income taxes	11.7	6.4
Prepaid expenses and other current assets	75.4	83.4
Deferred income taxes	165.1	144.6
Total current assets	$909.2	$764.9
Land, buildings and equipment, net	4,512.2	4,391.1
Goodwill	907.6	908.3
Trademarks	574.6	573.8
Other assets	321.2	298.8
Total assets	$7,224.8	$6,936.9
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable	$358.3	$296.5
Short-term debt	181.5	164.5
Accrued payroll	149.9	150.5
Accrued income taxes	14.5	16.5
Other accrued taxes	63.8	67.6
Unearned revenues	347.4	270.5
Current portion of long-term debt	15.0	—
Other current liabilities	511.1	450.3
Total current liabilities	$1,641.5	$1,416.4
Long-term debt, less current portion	2,481.0	2,496.2
Deferred income taxes	344.2	356.4
Deferred rent	253.3	230.5
Obligations under capital leases, net of current installments	52.6	52.5
Other liabilities	330.5	325.4
Total liabilities	$5,103.1	$4,877.4
Stockholders’ equity:
Common stock and surplus	$1,280.9	$1,207.6
Retained earnings	982.0	998.9
Treasury stock	(7.8)	(8.1)
Accumulated other comprehensive income (loss)	(128.0)	(132.8)
Unearned compensation	(5.4)	(6.1)
Total stockholders’ equity	$2,121.7	$2,059.5
Total liabilities and stockholders’ equity	$7,224.8	$6,936.9

DARDEN RESTAURANTS, INC.
CONSOLIDATED STATEMENTS OF CASH FLOWS
(In millions)
(Unaudited)

	Nine Months Ended
	2/23/2014	2/24/2013
Cash flows—operating activities
Net earnings	$199.7	$278.8
(Earnings) losses from discontinued operations, net of tax benefit	(0.1)	0.5
Adjustments to reconcile net earnings from continuing operations to cash flows:
Depreciation and amortization	321.9	292.8
Stock-based compensation expense	39.5	36.0
Change in current assets and liabilities and other, net	106.0	81.9
Net cash provided by operating activities of continuing operations	$667.0	$690.0
Cash flows—investing activities
Purchases of land, buildings and equipment	(468.3)	(518.5)
Proceeds from disposal of land, buildings and equipment	3.2	—
Cash used in business acquisitions, net of cash acquired	—	(577.4)
Increase in other assets	(15.9)	(23.0)
Net cash used in investing activities of continuing operations	$(481.0)	$(1,118.9)
Cash flows—financing activities
Proceeds from issuance of common stock	43.8	49.4
Income tax benefits credited to equity	9.5	10.4
Dividends paid	(215.7)	(193.2)
Repurchases of common stock	(0.5)	(52.4)
ESOP note receivable repayment	0.7	0.9
Proceeds from issuance (repayments) of short-term debt, net	17.0	(45.7)
Repayment of long-term debt	—	(350.9)
Proceeds from issuance of long-term debt	—	1,050.0
Payment of debt issuance costs	(1.4)	(7.4)
Principal payments on capital leases	(1.5)	(1.2)
Net cash (used in) provided by financing activities of continuing operations	$(148.1)	$459.9
Cash flows—discontinued operations
Net cash used in operating activities of discontinued operations	(0.3)	(0.3)
Net cash provided by investing activities of discontinued operations	1.2	2.7
Net cash provided by discontinued operations	$0.9	$2.4

Decrease in cash and cash equivalents	38.8	33.4
Cash and cash equivalents - beginning of period	88.2	70.5
Cash and cash equivalents - end of period	$127.0	$103.9